Exhibit 99.1

NEWS RELEASE
CONTACT:	1775 Eye St., N.W, Suite 1000
William T. Camp	Washington, DC 20006
Executive Vice President and	Tel 202-774-3200
Chief Financial Officer	www.washingtonreit.com
E-Mail: bcamp@washreit.com

January 27, 2015

WASHINGTON REIT ANNOUNCES APPOINTMENT OF THOMAS H. NOLAN, JR. TO BOARD OF TRUSTEES

Washington REIT (Washington Real Estate Investment Trust -- NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, today announced the election of Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, Inc., to its Board of Trustees, effective immediately.

“We are excited to welcome Tom to our Board of Trustees as a new independent member,” said Charles T. Nason, Chairman of the Board of Washington REIT. “With more than 25 years of diverse real estate industry experience as well as experience leading a publicly traded REIT, Tom brings significant strategic and operational expertise that will make him a valuable asset to our Board of Trustees. We are confident that Tom’s contributions and industry insight will serve us well as we continue our work to strengthen and grow our portfolio and deliver long-term value for shareholders.”

“Washington REIT has a strong foundation in place and continues to make great strides on its strategy to improve the quality of its asset base,” said Thomas H. Nolan, Jr. “I look forward to serving as a member of the Board of Trustees and working with the entire Washington REIT team to drive solid performance for shareholders.”

Mr. Nolan currently serves as Chairman of the Board and Chief Executive Officer of Spirit Realty Capital Inc., a publicly traded REIT that invests primarily in single-tenant, operationally essential real estate. Prior to joining Spirit Realty, Mr. Nolan worked for General Growth Properties, Inc. (GGP) serving as a director for 6 years and as President and Chief Operating Officer for the last 2 years while at GGP. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy. Before working at GGP, Mr. Nolan served for 4 years as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. For over 20 years, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor. Mr. Nolan earned a BA in Business Administration from the University of Massachusetts.

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income- producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 56 properties, totaling approximately 7 million square feet of commercial space and 3,053 multifamily units, and land held for development. These 56 properties consist of 25 office properties, 17 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this press release preceded by, followed by or that include the words "believe," "expect," "intend," "anticipate," "potential," "project," "will" and

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.